Exhibit 99.1 NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (June 24, 2021) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently acquired $17,974,955 of participations in term loan facilities, bringing total financing commitments as of May 31, 2021 to $411.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited.  Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On May 13, 2021, TGIF funded $1,164,549 as part of an existing five-year term loan facility, priced at 12%, to a sustainable consumer lender in Colombia. The transaction is set to mature on September 1, 2025. The borrower is focused on providing much-needed liquidity to its more than 4,500 clients, the majority of which are women seeking to further their purchasing power for household staple goods.

On May 19, 2021, TGIF funded $15,000,000 of a $105,000,000 five-year senior secured term loan facility with a mobile telecommunications company operating in Sierra Leone, Uganda, Gambia, the DRC, and Angola. Priced at three-month Libor + 10%, the transaction is set to mature on September 30, 2026 and is secured by a first lien over all assets, shares, bank accounts, accounts receivable, insurance policies and intellectual property rights of the company. The company provides access to quality, affordable mobile and data services in urban and rural areas, and aims to increase regional competition to grow mobile penetration, decrease telephone tariffs, inspire product and service innovation, and create employment and sales training opportunities throughout the countries it operates in.

On May 20, 2021, TGIF funded $1,810,406 of an incremental $7,500,000 senior secured three-year term loan to a frozen bakery products manufacturer in Romania that has established itself as the second largest producer of frozen bakery products in the country. Priced at 14%, the transaction is set to mature on May 20, 2024 and is secured by a first lien over the company’s shares along with corporate and personal guarantees. Loan proceeds will be used for a partial refinancing of an existing TGIF loan, with the remainder going to capital expenditures associated with the company’s capacity expansion project. Once completed, the company anticipates the latest expansion project will increase product capacity by an estimated 350%. The project is anticipated to be a job creator in Romania and further strengthen the company’s domestic and international market position amongst competitors. Additionally, the company expects its aggregate business-to-business client reach to grow. In 2020, the company grew its year-over-year customer base by 23%, from 316 customers in 2019 to 388 customers in 2020. Approximately 89% of its customers are SMEs.

“By extending financing to the consumer lender, mobile network operator, and frozen bakery products manufacturer, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact in Latin America, Sub-Saharan Africa, and Eastern Europe,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will enhance the competitiveness of the consumer lender and support the daily consumer needs of segments of Colombia’s population – teachers and retirees – that are significantly affected by the realities of the COVID-19 pandemic,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-listed, externally managed, limited liability company that makes impact investments in SMEs, primarily in developing economies, that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to borrowers and the expected repayment of financing extended to the borrowers) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrowers and those risks set forth in the “Risk Factors” section of TGIF’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2021, as amended or supplemented by TGIF’s other filings with the SEC. Although these forward-looking statements reflect management’s beliefs as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives. Any forward-looking statements presented herein are made only as of the date of this press release, and TGIF does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.